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                                                                     Exhibit 4.4

                       ENVIRONMENTAL LIABILITIES AGREEMENT

     THIS ENVIRONMENTAL LIABILITIES AGREEMENT (this "Agreement") is made as of March 30, 2007, by RAMCO JACKSONVILLE LLC, a Delaware limited liability company (the "Borrower" and "Indemnitor") to and for the benefit of JPMORGAN CHASE BANK, N.A., a national banking association, together with its successors, transferees and assigns (the "Lender").

                                   ARTICLE I.
                                  DEFINITIONS

     Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

     Asbestos: Asbestos or any substance containing asbestos.

     Environmental Law: Any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction or decree which pertains to health, safety or the environment (including but not limited to, ground or air or water or noise pollution or contamination, and underground or aboveground tanks) and shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and any state or federal lien or superlien or environmental clean-up statutes, and regulations, rules and requirements promulgated pursuant thereto all as amended from time to time.

     Hazardous Substance: Any (a) substance, whether solid, liquid or gaseous:
i) which is listed, defined or regulated as a "hazardous substance," "hazardous waste" or "solid waste," or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or ii) which is or contains Asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, or motor fuel or other petroleum hydrocarbons; or iii) which causes or poses an imminent threat to cause a contamination on the Mortgaged Property or a hazard to the environment; provided, that for purposes of this Agreement, asphalt, asphalt sealer and incidental or small quantities of cleansers or other similar supplies and other easily movable items of personal property which might otherwise be considered Hazardous Substances hereunder but which are nevertheless customarily and ordinarily used in the maintenance and operation of shopping centers shall not, so long as the same are used and disposed of, as applicable, in accordance with all Environmental Laws, be construed as Hazardous Substances hereunder, or (b) fungus, mold, mildew, spores or other biological or microbial agents the presence of which may adversely affect human health, impair occupancy or materially adversely affect the value or utility of the Mortgaged Property.

     Mortgage: That certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, executed by Borrower for the benefit of Lender, covering the "Property" more particularly described therein

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(referred to herein as the "Mortgaged Property"), including the real property or interest therein described in Exhibit A attached hereto and incorporated herein by this reference, as the same may be amended, restated, extended, supplemented, or otherwise modified from time to time.

     Remediation: Any investigation, site monitoring, containment, cleanup, removal, restoration, or other activities of any kind which are required under an applicable Environmental Law.

     Storage Tanks: Any underground or aboveground storage tanks, whether filled, empty, or partially filled with any substance (but excluding any backup generators).

     Section 1.2 Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Mortgage, unless such term is otherwise specifically defined herein.

                                   ARTICLE II.
                         WARRANTIES AND REPRESENTATIONS

     Indemnitor hereby represents and warrants to Lender that, to the best of Indemnitor's knowledge as follows:

     Section 2.1 Mortgaged Property Compliance. Except as disclosed in any environmental report delivered to Lender in connection with its underwriting prior to the closing of the loan secured by the Mortgage (each a "Lender Environmental Report"), to the best of Indemnitor's knowledge, the Mortgaged Property and the operations conducted thereon do not violate any Environmental Laws.

     Section 2.2 No Violations. Without limitation to Section 2.1 above, except as previously disclosed in writing to Lender or in any Lender Environmental Report, the Mortgaged Property and operations conducted thereon by the current owner or operator of such Mortgaged Property, are not the subject of any existing, pending, or, to the best of Indemnitor's knowledge, threatened (in writing) action, suit, investigation, inquiry, or proceeding by any governmental or nongovernmental entity or person or to any Remediation under any Environmental Law.

     Section 2.3 Authorizations. All notices, permits, licenses, registrations, or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Mortgaged Property, including, without limitation, the existence of any Storage Tanks at the Mortgaged Property or the past or present generation, treatment, storage, disposal, or release of a Hazardous Substance into the environment, have been duly obtained or filed and have been duly renewed or maintained. Indemnitor has been issued all required federal, state, and local licenses, certificates, or permits relating to, and Indemnitor and the Mortgaged Property are in compliance in all material respects with all applicable Environmental Laws, including, but not limited to, federal, state, and local laws, rules, and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous waste or materials, or other environmental, health, or safety matters.

     Section 2.4 Hazardous Substance. Except as previously disclosed in any Lender Environmental Report, the Mortgaged Property does not contain any Hazardous Substance in


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violation of applicable Environmental Laws. Except as disclosed in writing to
Lender or in any Lender Environmental Report, the Mortgaged Property does not contain any Storage Tanks or Asbestos.

     Section 2.5 Indemnitor Investigation. Indemnitor has taken all commercially reasonable steps necessary to determine, and has determined, that, except as previously disclosed in any Lender Environmental Report, no Hazardous Substances are or have been generated, treated, stored, used, disposed of or released on, under, from, or about the Mortgaged Property except in compliance with applicable Environmental Laws, it being understood, however, that Indemnitor shall be entitled to rely upon the information contained in the independently prepared environmental reports of Indemnitor's professional environmental consultants, all of which Indemnitor represents it has delivered to Lender.

     Section 2.6 Indemnitor Compliance. Indemnitor has not undertaken, permitted, authorized, or suffered and will not undertake, permit, authorize, or suffer the presence, use, manufacture, handling, generation, transportation, storage, treatment, discharge, release, burial, or disposal on, under, from or about the Mortgaged Property of any Hazardous Substance or the transportation to or from the Mortgaged Property of any Hazardous Substance except in compliance with applicable Environmental Laws.

     Section 2.7 No Pending Environmental Litigation. Except as otherwise previously disclosed to Lender in writing or in any Lender Environmental Report, there is no pending or, to the best of Indemnitor's knowledge, threatened (in writing) litigation, proceeding, or investigation before or by any administrative agency in which any person or entity alleges or is investigating any alleged presence, release, threat of release, placement on, under, from or about the Mortgaged Property, or the manufacture, handling, generation, transportation, storage, treatment, discharge, burial, or disposal on, under, from or about the Mortgaged Property, or the transportation to or from the Mortgaged Property, of any Hazardous Substance.

     Section 2.8 No Notices. Except as otherwise previously disclosed to Lender in writing or in any Lender Environmental Report, Indemnitor has not received any written notice, and has no actual knowledge, that any governmental authority or any employee or agent thereof has determined, or threatens (in writing) to determine, or is investigating any allegation that there is a presence, release, threat of release, placement on, under, from or about the Mortgaged Property, or the use, manufacture, handling, generation, transportation, storage, treatment, discharge, burial, or disposal on, under, from or about the Mortgaged Property, or the transportation to or from the Mortgaged Property, of any Hazardous Substance.

     Section 2.9 No Communications. Except as otherwise previously disclosed to Lender in writing or in any Lender Environmental Report, there have been no written material communications nor any agreements with any governmental authority thereof or any private entity, including, but not limited to, any prior owners or operators of the Mortgaged Property, relating in any way to the presence, release, threat of release, placement on, under or about the Mortgaged Property, or the use, manufacture, handling, generation, transportation, storage, treatment, discharge, burial, or disposal on, under or about the Mortgaged Property, or the transportation to or from the Mortgaged Property, of any Hazardous Substance, except for communications made in the ordinary course of business in connection with permits, reports, and


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routine inspections issued, prepared or conducted by government agencies or authorities having jurisdiction over the Mortgaged Property.

     Section 2.10 Intentionally omitted.

     Section 2.11 Intentionally omitted.

     Section 2.12 Intentionally omitted.

     Section 2.13 No Representation by Lender. Neither Lender nor any other party has made any representation, warranty or statement to Indemnitor in order to induce Indemnitor to execute this Agreement.

     Section 2.14 Indemnitor's Financial Condition. As of the date hereof, and after giving effect to this Agreement and the contingent obligation evidenced hereby, Indemnitor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

     Section 2.15 Legality. The execution, delivery and performance by Indemnitor of this Agreement and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Indemnitor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Indemnitor is a party or which may be applicable to Indemnitor. This Agreement is a legal and binding obligation of Indemnitor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

     Section 2.16 Review of Documents. Indemnitor has examined the Note and all of the Loan Documents.

     Section 2.17 Litigation. Except as otherwise disclosed to Lender, there are no proceedings pending or, to the best of Indemnitor's knowledge,, threatened before any court or administrative agency which, if decided adversely to Indemnitor, would materially adversely affect the financial condition of Indemnitor or the authority of Indemnitor to enter into, or the validity or enforceability of this Agreement.

     Section 2.18 Tax Returns. Indemnitor has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due. No claims have been assessed and are unpaid with respect to such taxes.

     Section 2.19 Water Damage. The Mortgaged properly currently displays no evidence of material water infiltration, water damage or fungi bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses.

     Section 2.20 Disclosure. Indemnitor has truthfully and fully delivered to Lender, in writing, any and all information relating to conditions in, on, under or from the Mortgaged


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Property that is known to Indemnitor and all information that is contained in files and records of Indemnitor, including but not limited to any reports relating to any Hazardous Substance in, on, under or from the Mortgaged Property and/or to the environmental condition of the Mortgaged Property.

                                  ARTICLE III.
                              AFFIRMATIVE COVENANTS

     Indemnitor hereby unconditionally covenants and agrees with Lender, until the entire Debt (as defined in the Note) shall have been paid in full and all of the obligations of Indemnitor under the Loan Documents shall have been fully performed and discharged, as follows:

     Section 3.1 Operations. Indemnitor shall not use, generate, manufacture, produce, store, release, discharge, treat, or dispose of on, under, from or about the Mortgaged Property or transport to or from the Mortgaged Property any Hazardous Substance or allow any other person or entity to do so except in compliance with Environmental Laws. Indemnitor shall not install or permit to be installed any Asbestos or Storage Tanks at the Mortgaged Property and shall remedy all violations of Environmental Laws with respect thereto including, but not limited to, removal of Asbestos and/or Storage Tanks in the manner and as required by applicable Environmental Laws.

     Section 3.2 Compliance. Indemnitor shall keep and maintain the Mortgaged Property in material compliance with, and shall not cause or permit the Mortgaged Property to be in material violation of, any Environmental Law and upon discovery of any such noncompliance shall promptly take corrective action to remedy such noncompliance.

     Section 3.3 Monitoring. If the Lender Environmental reports disclose the existence of a material environmental hazard at the Mortgaged Property, or if any release, existence or adverse circumstance pertaining to Hazardous Materials hereafter occurs or is discovered, Indemnitor shall establish and maintain, at Indemnitor's sole expense, a system to assure and monitor continued compliance with Environmental Laws, the existence of any Storage Tank on the Mortgaged Property and the presence of Hazardous Substances on the Mortgaged Property, by any and all owners or operators of the Mortgaged Property, which system shall include at a minimum annual reviews of such compliance by employees or agents of Indemnitor who are familiar with the requirements of the Environmental Laws and, at the request of Lender no more than once each year, a detailed review of such compliance of the environmental condition of the Mortgaged Property ("Environmental Compliance Report") in scope satisfactory to Lender by an environmental consulting firm approved in advance by Lender, provided, however, that if any Environmental Compliance Report indicates a violation of any Environmental Law or a need for Remediation, such system shall include at the request of Lender a detailed review ("Environmental Remediation Report") of the status of such violation by such environmental consultant. Indemnitor shall furnish each Environmental Compliance Report or Environmental Remediation Report to the Lender within sixty (60) days after Lender so requests, together with such additional information as Lender may reasonably request. If Indemnitor fails to contract for such an Environmental Compliance Report or Environmental Remediation Report after twenty (20) days notice, or fails to provide either such report within sixty (60) days, Lender may order


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same, and Indemnitor grants to Lender and its employees, agents, contractors and consultants access to the Mortgaged Property and a license (which is coupled with an interest and irrevocable while the Mortgage is in effect) to perform inspections and tests, including (but not limited to) the taking of soil borings and air and groundwater samples. All costs of such reports, inspections and tests shall be an obligation of Indemnitor which Indemnitor promises to pay to Lender pursuant to this Agreement. All such costs shall constitute a portion of the Debt, secured by the Mortgage and the other Loan Documents.

     Section 3.4 Notices. Indemnitor shall give prompt written notices to Lender of: (i) any proceeding or written inquiry by any governmental or nongovernmental entity or person with respect to the presence of any Hazardous Substance on, under, from or about the Mortgaged Property, the migration thereof from or to other property, the disposal, storage, or treatment of any Hazardous Substance generated or used on, under or about the Mortgaged Property, (ii) all written claims made or threatened by any third party against Indemnitor or the Mortgaged Property or any other owner or operator of the Mortgaged Property relating to any release reportable under any applicable Environmental Law, loss or injury resulting from any Storage Tank or Hazardous Substance, and (iii) Indemnitor's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Mortgaged Property that could cause the Mortgaged Property or any part thereof to be subject to any investigation or cleanup of the Mortgaged Property pursuant to any Environmental Law or that could result in Indemnitor becoming liable for any cost related to any investigation or cleanup of such Mortgaged Property.

     Section 3.5 Legal Proceedings. Indemnitor shall permit Lender to join and participate in, as a party if it so elects, any legal proceedings or actions initiated with respect to the Mortgaged Property in connection with any Environmental Law, Hazardous Substance or Storage Tank and Indemnitor shall pay all reasonable attorneys' fees incurred by Lender in connection therewith.

     Section 3.6 Remediation. In the event that the Mortgaged Property (or any portion thereof) becomes the subject of any Remediation, Indemnitor shall commence such Remediation no later than such period of time as may be required under applicable law, and thereafter shall diligently prosecute the same to completion in accordance with applicable law. All Remediation shall be performed by contractors reasonably approved in advance by Lender, and under the supervision of a consulting engineer reasonably approved by Lender. All costs and expenses of such Remediation shall be paid by Indemnitor including, without limitation, Lender's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such Remediation. In the event Indemnitor shall fail as required by applicable law to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remediation, Lender may, but shall not be required to, cause such Remediation to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall become part of the Debt.

     Section 3.7 Environmental Liens. Indemnitor shall keep the Mortgaged Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitor or any other party. Notwithstanding the foregoing, Indemnitor, at its own cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, any such lien affecting the Property, provided that (a) Borrower shall have notified Lender of the same within ten (10) days of obtaining knowledge thereof; (b) Borrower shall diligently and in good faith contest the same


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by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Property or any part thereof, to satisfy the same; (c) Borrower shall have furnished to Lender a cash deposit, or an indemnity bond satisfactory to Lender with a surety satisfactory to Lender, in the amount of the lien, plus a reasonable additional sum sufficient to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part thereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such lien so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay such lien does not constitute a default under any other mortgage or security instrument covering or affecting any part of the Property; (f) there shall be no Material Adverse Effect due to the existence of such lien and (g) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay or bond over (and if Borrower shall fail so to do, Lender may, but shall not be required to, pay or cause to be discharged or bonded against) any such lien notwithstanding such contest if in the reasonable opinion of Lender, the Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost.

                                   ARTICLE IV.
                                 INDEMNIFICATION

     Indemnitor shall protect, indemnify, and hold harmless Lender, its parents, subsidiaries, trustees, shareholders, directors, officers, employees, representatives, agents, successors and assigns (each an "Indemnified Party") from and against all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable consequential damages, litigation costs, reasonable attorneys' fees, reasonable engineers' fees, reasonable environmental consultants' fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substance in, on, above, or under the Mortgaged Property; (b) any past, present or, to the extent actually known by Borrower, threatened Release of Hazardous Substance in, on, above, under or from the Mortgaged Property; (c) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Mortgaged Property of any Hazardous Substance at any time located in, under, on or above the Mortgaged Property; (d) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Mortgaged Property in connection with any actual or proposed Remediation of any Hazardous Substance at any time located in, under, on or above the Mortgaged Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal,


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remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Mortgaged Property or operations thereon, including, but not limited to, any failure by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Mortgaged Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Mortgaged Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Mortgaged Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss; (i) any acts of Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Mortgaged Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing Hazardous Substance; (j) any acts of Indemnitor, any Person affiliated with any Indemnitor, and any tenant or other user of the Mortgaged Property in accepting any Hazardous Substance for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Mortgaged Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the Loan Agreement or the Mortgage; provided, however, that the foregoing indemnification shall not cover or include such actual liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses to the extent caused by or resulting from (A) the gross negligence or willful misconduct of an Indemnified Party or (B) activities that occurred at the Mortgaged Property following the transfer of title to the Mortgaged Property pursuant to a foreclosure of the Mortgage (or deed in lieu thereof) to party other than an Affiliate of Borrower. The obligations and liabilities of Borrower under this Article IV shall terminate and be of no further force or effect when all of the following conditions are satisfied: (i) there has been no change, between the date hereof and prior to the date the Loan is paid in full, in any Environmental Law which would impose liability on a mortgagee or lender with respect to any environmental problem notwithstanding the fact that the Loan is paid in full; (ii) Lender shall have received a Phase I environmental report of the Mortgaged Property dated no more than ninety (90) days prior to the Environmental Trigger Date (defined herein) showing that no environmental problem exists with respect to the Mortgaged Property to the reasonable satisfaction of Lender; and (iii) three (3) years have passed since the Environmental Trigger Date. "Environmental Trigger Date" shall mean either of the following, as applicable: (i) the date on which all outstanding indebtedness under the Note shall have been paid in full or (ii) the date on which the Mortgaged Property shall have been conveyed pursuant to a third party sale, foreclosure of the Mortgage, exercise of the power of sale under the Mortgage or deed in lieu thereof. the indemnification obligations of Indemnitor hereunder shall be deemed to constitute a part of the Debt secured by the Mortgage and the other Loan Documents.


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                                   ARTICLE V.
                                 MISCELLANEOUS

     Section 5.1 Survival of Obligations. Subject to the terms of Article IV hereof, each and all of the representations, covenants and agreements and indemnities contained herein shall survive any termination, satisfaction or assignment of the Loan Documents or the entry of a judgment of foreclosure, sale of the Mortgaged Property by nonjudicial foreclosure sale, delivery of a deed in lieu of foreclosure or the exercise by Lender of any of its other rights and remedies under the Loan Documents.

     Section 5.2 Notices. All notices or other communications required or permitted to be given hereunder shall be given to the parties and become effective as provided in the Mortgage.

     Section 5.3 Binding Effect. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term "Indemnitor" shall be deemed to refer to Indemnitor and each person or entity comprising Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors, transferees and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement. Each reference herein to Lender shall be deemed to include its successors and assigns, to whose favor the provisions of this Agreement shall also inure.

     Section 5.4 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

     Section 5.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     Section 5.6 WAIVER OF JURY TRIAL. INDEMNITOR AND INDEMNITEE, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR INDEMNITOR, OR ANY OF INDEMNITOR'S DIRECTORS, OFFICERS, PARTNERS, MEMBERS, BENEFICIARIES, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR INDEMNITOR, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS


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PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER
PARTY.

     Section 5.7 Intentionally omitted.

     Section 5.8 Intentionally omitted.

     Section 5.9 Intentionally omitted.

     Section 5.10 Agreement Secured by Mortgage. This Agreement, the payment of all sums due hereunder and the performance and discharge of each and every obligation, covenant and agreement of Indemnitor contained herein, are, and shall be deemed to be, secured by the Mortgage.

     Section 5.11 Reliance. Indemnitor recognizes and acknowledges that in entering into the loan transaction evidenced by the Loan Documents and accepting the Mortgage, Lender is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in this Agreement without any obligation to investigate the Mortgaged Property and notwithstanding any investigation of the Mortgaged Property by Lender; that such reliance exists on the part of Lender prior hereto; that such warranties and representations are a material inducement to Lender in making the loan evidenced by the Loan Documents and accepting the Mortgage; and that Lender would not be willing to make the loan evidenced by the Loan Documents and accept the Mortgage in the absence of such warranties and representations.

     Section 5.12 Joint and Several Liability; Release. If Indemnitor consists of more than one person or entity, the obligations and liabilities of each such person or entity hereunder shall be joint and several. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

     Section 5.13 Rights and Remedies Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Lender has under the Note, the Mortgage, or the Loan Documents or would otherwise have at law or in equity.

     Section 5.14 Severability. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

     Section 5.15 Headings. The article, section and subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, or define, or be used in construing the text of such articles, sections or subsections.

     Section 5.16 No Oral Change. This Agreement may not be waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Indemnitor or Lender, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

                            [SIGNATURE PAGE FOLLOWS]

     EXECUTED as of the date first above written.

                                        BORROWER:

                                        RAMCO JACKSONVILLE LLC,
                                        a Delaware limited liability company


                                        By: /s/ Richard J. Smith
                                            ------------------------------------
                                        Name: Richard J. Smith
                                        Title: Chief Financial Officer

                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                        LENDER:

                                        JPMORGAN CHASE BANK, N.A.,
                                        a national banking association


                                        By: /s/ Julio C. Martinez
                                            ------------------------------------
                                        Name: Julio C. Martinez
                                        Title: Attorney In Fact

                                    EXHIBIT A

                                Legal Description